Exhibit 99.1

VAALCO ENERGY ANNOUNCES THE APPOINTMENT OF

CARY BOUNDS AS CHIEF OPERATING OFFICER

HOUSTON – JUNE 30, 2015 – VAALCO Energy, Inc. (NYSE: EGY) today announced that Cary Bounds will join VAALCO as Chief Operating Officer effective July 6, 2015.

Mr. Bounds is a petroleum engineer and has almost 25 years of domestic and international asset management, business development, planning and technical engineering experience at large, multinational energy companies as well as at mid-sized and larger independent E&P companies.

From 2010 until joining VAALCO, Mr. Bounds was employed with Noble Energy where he held upstream positions in international assets management, including Business Unit Manager, Equatorial Guinea Assets, and Country Manager, North Sea. Prior to Noble, he held a variety of management and engineering positions with companies including SM Energy where he was Engineering Manager for their Gulf Coast and Permian assets, and at Dominion Energy & Minerals where he was Manager of Business Analysis and Corporate Development, Planning Manager, and Reservoir Engineering Supervisor. He began his career at ConocoPhillips in 1991 as a production engineer.

Mr. Bounds holds a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and is a resident of Houston.

Steve Guidry, VAALCO’s Chairman and CEO commented, “We welcome Cary to our senior management team at VAALCO.  His extensive background in international asset management as well as business development, planning and technical team management is a great fit for us.  We look forward to Cary’s involvement in all facets of our operations including our ongoing development program in Gabon as well as our future drilling plans in Angola and Equatorial Guinea.”

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contacts Gregory R. Hullinger Chief Financial Officer 713-623-0801	Al Petrie Investor Relations Coordinator 713-543-3422